                                                                         EX-99.j

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration
Statement on Form N-1A of our report dated October 12, 2006, relating to the financial statements and financial highlights which appears in the August 31,
2006 Annual Report to Shareholders of the California Tax-Free Money Market Fund,
California Limited-Term Tax-Free Fund, California Tax-Free Bond Fund, California
Long-Term Tax-Free Fund, and California High-Yield Municipal Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent
Registered Public Accounting Firm" and "Financial Statements" in such
Registration Statement.

/s/  PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP

Kansas City, Missouri
December 22, 2006